Exhibit 3.1

ABRDN INCOME CREDIT STRATEGIES FUND

STATEMENT OF PREFERENCES

SERIES A MANDATORILY REDEEMABLE PREFERRED SHARES

abrdn Income Credit Strategies Fund (the “Fund”), a Delaware statutory trust hereby certifies that:

WHEREAS, the Board of Trustees of the Fund (the “Board of Trustees”), by written consent dated December 4, 2025 pursuant to authority expressly vested in it by Article 6 of the Amended and Restated Agreement and Declaration of Trust of the Fund (the “Existing Declaration of Trust” as restated, amended or supplemented from time to time, together with this Statement (defined below) is the “Declaration of Trust”), adopted resolutions classifying an unlimited amount of shares of beneficial interest of the Fund as authorized but unissued preferred shares of the Fund, par value $0.001 per share.

WHEREAS, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of each Series of Mandatorily Redeemable Preferred Shares are set forth in this Statement of Preferences, as modified, amended or supplemented from time to time (the “Statement”).

NOW, THEREFORE, the Trustees hereby adopt this Statement to supplement the Existing Declaration of Trust to authorize the terms, rights, preferences, privileges, limitations and restrictions of the Series A Preferred Shares of the Fund as follows:

Series A Mandatorily Redeemable Preferred Shares

Section 1.     Designation; Number; Initial Dividend Period.

A series of Preferred Shares designated as Series A Mandatorily Redeemable Preferred Shares, liquidation preference $25.00 per share (the “Series A Preferred Shares”), is hereby established, consisting of 4,000,000 shares.

The initial Dividend Period for the Series A Preferred Shares shall be the period from and including the Original Issue Date thereof to and including December 31, 2025 (the “Initial Dividend Period”). Each Series A Preferred Share will have a dividend rate equal to 5.525% per annum. Each Series A Preferred Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Declaration of Trust applicable to shares of Preferred Shares, as are set forth herein. The Series A Preferred Shares shall constitute a separate series of Preferred Shares.

Subject to the provisions hereof, the Board of Trustees may, in the future, authorize the issuance of additional Preferred Shares that shall rank on a parity with any other series of Preferred Shares as to the payment of dividends, distributions and liquidation preference to which such stock is entitled.

While the Series A Preferred Shares are outstanding, any additional Preferred Shares authorized for issuance by the Board of Trustees must have the same liquidation preference, voting powers, restrictions and limitations as to dividends and other distributions as those herein described, except that the terms of the payment of dividends, including the rate, length of dividend periods and payment dates shall be as set forth in the statement of preferences relating to such additional Preferred Shares.

As used herein, capitalized terms not otherwise defined herein shall have the meanings provided in Section 13 hereof.

Section 2.     General Provisions; Ranking.

(a)            The number of authorized Series A Preferred Shares is 4,000,000 shares. No fractional Series A Preferred Shares shall be issued.

(b)            Any Series A Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after redemption or purchase, be returned to the status of authorized but unissued Preferred Shares, without further classification or designation.

(c)            The Series A Preferred Shares shall rank (i) on a parity with shares of any other class or series of Preferred Shares as to the payment of dividends or interest to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund and (ii) senior to Common Shares as to the payment of dividends or interest to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

(d)            No Holder of Series A Preferred Shares shall have, solely by reason of being a Holder, any preemptive right, or, unless otherwise determined by the Board of Trustees, other right to acquire, purchase or subscribe for any Preferred Shares, Common Shares or other securities of the Fund which it may hereafter issue or sell.

Section 3.     Dividends.

(a)            The Holders of Series A Preferred Shares shall be entitled to receive quarterly cumulative cash dividends, when, as and if authorized by the Board of Trustees and declared by the Fund, out of funds legally available therefor (and in preference to dividends and distributions on Common Shares), at the rate per annum equal to the Applicable Rate (or the Default Rate), and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section 3. Dividends on Outstanding Series A Preferred Shares issued on the Original Issue Date shall accumulate from the Original Issue Date.

(b)            (i)            Dividends shall be payable quarterly on Series A Preferred Shares when, as and if authorized by the Board of Trustees and declared by the Fund beginning on the initial Dividend Payment Date, on December 31, 2025, and, with respect to any Dividend Period thereafter, on the applicable Dividend Payment Date.

(ii)            Except as otherwise set forth herein, the Fund shall not later than 3:00 p.m., New York City time, on each Dividend Payment Date, pay to each Holder of the Series A Preferred Shares an amount of federal funds or similar same day funds equal to the dividends to be paid to such Holder of such shares on such Dividend Payment Date. Such payment may be made by the Fund through the Paying Agent. The Fund shall not be required to establish any reserves for the payment of dividends.

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 (iii)          Each dividend on Series A Preferred Shares shall be paid on the Dividend Payment Date therefor to the Holders as their names appear on the share ledger or share records of the Fund at the close of business on the 5th business day prior to the Quarterly Dividend Date relating to such Dividend Payment Date (or if such day is not a Business Day, the next preceding Business Day). Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the share ledger or share records of the Fund on a date, not exceeding 5 days preceding the payment date thereof, as may be fixed by the Board of Trustees. No interest will be payable in respect of any dividend payment or payments which may be in arrears.

(c)            (i)             So long as the Series A Preferred Shares are rated on any date no less than “A2” by Moody’s (or no less than an equivalent of such rating by some Other Rating Agency), the dividend rate on such Outstanding Series A Preferred Shares (the “Dividend Rate”) shall be the Applicable Rate. If the lowest credit rating assigned on any date to the Series A Preferred Shares by Moody’s or any Other Rating Agency is equal to one of the ratings set forth in the table below (or its equivalent by some Other Rating Agency), the Dividend Rate for the Series A Preferred Shares shall be adjusted by adding the respective enhanced dividend amount (which shall not be cumulative) set opposite such rating to the Applicable Rate.

Moody’s (or its equivalent)	Enhanced Dividend Amount
A3 Baa1 to Baa3 Ba1 or below	+0.50% +2.00% +4.00%

The Fund shall use reasonable efforts to cause at least one NRSRO to maintain a current rating on the Outstanding Series A Preferred Shares. If, notwithstanding the foregoing requirements of this Section 3(c)(i), no Rating Agency is rating the Outstanding Series A Preferred Shares, the Dividend Rate (so long as no such rating exists) on the Outstanding Series A Preferred Shares shall be equal to the Applicable Rate plus 4.00% unless the Dividend Rate is the Default Rate, in which case the Dividend Rate shall remain the Default Rate.

 (ii)           Subject to the cure provisions below, a “Default Period” will commence on any Dividend Payment Date or any date on which the Fund would be required to redeem any Series A Preferred Shares regardless of whether any of the conditions of the Special Redemption Limitation in Section 4(a)(iii) were applicable (a “Redemption Date”), if the Fund fails to pay, directly or through the Paying Agent, in federal funds or similar same day funds, by 3:00 p.m., New York City time, (A) the full amount of any dividend payable on the Dividend Payment Date (a “Dividend Default”) or (B) the full amount of any redemption price payable with respect to any redemption required hereunder regardless of whether any of the conditions of the Special Redemption Limitation exists (a “Redemption Default,” and together with a Dividend Default, hereinafter referred to as “Default”). Subject to the cure provisions of Section 3(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 p.m., New York City time, all unpaid dividends and any unpaid redemption price shall have been paid in federal or similar same day funds by the Fund directly or through the Paying Agent. In the case of a Default, the Dividend Rate for each day during the Default Period will be equal to the Default Rate.

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 (iii)           No Default Period with respect to a Dividend Default or Redemption Default (if such default is not solely due to the willful failure of the Fund) shall be deemed to commence if the amount of any dividend or any redemption price due is paid within three Business Days (the “Default Rate Cure Period”) after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days within the Default Rate Cure Period divided by 360.

(iv)           The amount of dividends per Series A Preferred Share payable on each Dividend Payment Date of each Dividend Period shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Dividend Period by a fraction, the numerator of which shall be 90 and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per Series A Preferred Share, and rounding the amount so obtained to the nearest cent. Dividends payable on any Series A Preferred Shares for any period of less than a full quarterly Dividend Period or upon any redemption of such shares on any date other than on a Dividend Payment Date, shall be computed by multiplying the Applicable Rate (or the Default Rate, as applicable) for such period by a fraction, the numerator of which shall be the actual number of days in such period and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per Series A Preferred Share, and rounding the amount so obtained to the nearest cent.

(d)            Any dividend payment made on Series A Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such Series A Preferred Shares.

(e)            For so long as the Series A Preferred Shares are Outstanding, except as contemplated herein, the Fund will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of Common Shares or other shares of beneficial interest, if any, ranking junior to the Series A Preferred Shares as to dividends or upon liquidation) with respect to Common Shares or any other shares of the Fund ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with the Series A Preferred Shares as to dividends and upon liquidation), unless (1) immediately after such transaction the Series A Preferred Shares Asset Coverage would be achieved and the Fund would satisfy the Series A Preferred Shares Basic Maintenance Amount, (2) full cumulative dividends on the Series A Preferred Shares due on or prior to the date of the transaction have been declared and paid, and (3) the Fund has redeemed the full number of Series A Preferred Shares required to be redeemed by any provision for mandatory redemption contained in Section 4(a) (without regard to the provisions of the Special Redemption Limitation).

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Section 4.       Redemption.

(a)            (i)             If at any time on or prior to December 18, 2030, the Series A Preferred Shares Asset Coverage is greater than 225% but less than or equal to 235% for any five Business Days within a ten-Business Day period, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination within the ten-Business Day period, subject to the provisions of this Section 4 and to the extent permitted under the 1940 Act, the Fund may, at its option, redeem in whole or in part out of funds legally available therefor, Series A Preferred Shares at any time and from time to time, upon not less than 30 days nor more than 40 days notice, at a price which shall be equal to the product of 102% and the Series A Preferred Shares liquidation preference amount, plus accumulated but unpaid dividends and distributions on the Series A Preferred Shares (whether or not earned or declared by the Fund, but excluding interest thereon) to, but excluding, the date fixed for redemption. The amount of Series A Preferred Shares that may be redeemed on or prior to September 19, 2030, shall not exceed any amount of Series A Preferred Shares that results in a Series A Preferred Shares Asset Coverage of more than 250% pro forma for such redemption, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination. After September 19, 2030, subject to the provisions of this Section 4 and to the extent permitted under the 1940 Act, the Fund may, at its option, redeem in whole or in part out of funds legally available therefor, Series A Preferred Shares at any time and from time to time, upon not less than 30 days nor more than 40 days notice, at a price which shall be equal to the Series A Preferred Shares liquidation preference amount, plus accumulated but unpaid dividends and distributions on the Series A Preferred Shares (whether or not earned or declared by the Fund, but excluding interest thereon) to, but excluding, the date fixed for redemption. Notwithstanding the foregoing, the Fund shall not give notice of or effect any redemption pursuant to this Section 4(a)(i) unless on the date on which the Fund gives such notice and on the date of redemption (A) the Fund has available either (1) cash or cash equivalents or (2) Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date (or any combination of the foregoing) having an aggregate value of not less than the amount (including any applicable premium) due to Holders of Series A Preferred Shares by reason of redemption of such Series A Preferred Shares on such date fixed for redemption, and (B) the Fund would satisfy the Series A Preferred Shares Basic Maintenance Amount.

 (ii)            Unless otherwise prohibited by the 1940 Act, if the Fund fails to maintain (1) the Series A Preferred Shares Asset Coverage as of any Valuation Date or (2) the Series A Preferred Shares Basic Maintenance Amount as of any Valuation Date (any such day, an “Asset Coverage Cure Date”), the Fund shall, subject to Section 4(a)(iii), redeem the Series A Preferred Shares at a price which shall be equal to the product of 101% and the Series A Preferred Shares liquidation preference amount, plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon) to, but excluding, the date fixed for redemption. The number of Series A Preferred Shares to be redeemed in such circumstances will be equal to the minimum number of outstanding Preferred Shares of the Fund (including the Series A Preferred Shares) the redemption of which would result in the Fund satisfying the Series A Preferred Shares Asset Coverage and Series A Preferred Shares Basic Maintenance Amount as of a date that is no more than 30 days after an Asset Coverage Cure Date (the “Cure Date”) (provided that, if there is no such number of Series A Preferred Shares the redemption of which would have such result, the Fund shall, subject to Section 4(a)(iii) and the requirements of the 1940 Act, redeem all Series A Preferred Shares then Outstanding). Notwithstanding the foregoing, if the Fund (i) tests for compliance with, and satisfies, the Series A Preferred Shares Asset Coverage for three consecutive Business Days up to and including the Cure Date and (ii) satisfies the Series A Preferred Shares Basic Maintenance Amount as of the Cure Date, in each case, before taking into account any redemptions of Preferred Shares, the Fund shall not be obligated to redeem any Preferred Shares under this Section 4(a)(ii). The asset coverage in respect of the Series A Preferred Shares provided for in this Section 4(a)(ii) shall be determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

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 (iii)           In determining the Series A Preferred Shares to be redeemed in accordance with the foregoing Section 4(a), the Fund shall allocate the number of shares to be redeemed pursuant to this Section 4 pro rata among the Holders of Series A Preferred Shares in proportion to the number of shares they hold. The Fund shall effect any redemption pursuant to subparagraph (a)(ii) of this Section 4 no sooner than 30 calendar days and no later than 40 calendar days after the Cure Date (the “Mandatory Redemption Date”), provided, that if the Fund (1) does not have funds legally available for the redemption of, or (2) is not permitted under the Credit Agreement, to the extent such agreements are still in effect, or any agreement or instrument consented to by the holders of the Outstanding Preferred Shares to redeem or (3) is not otherwise legally permitted to redeem, the number of Series A Preferred Shares which would be required to be redeemed by the Fund under subparagraph (a)(ii) of this Section 4 if sufficient funds were available, together with shares of other Preferred Shares which are subject to mandatory redemption under provisions similar to those contained in this Section 4 (the foregoing provisions of clauses (1), (2) and (3) of this proviso being referred to as the “Special Redemption Limitation”), the Fund shall redeem those Series A Preferred Shares, and other Preferred Shares which it was unable to redeem, on the earliest practicable date on which the Fund will have such funds available and is otherwise not prohibited from redeeming pursuant to the Credit Agreement, to the extent such agreements are still in effect, or applicable laws, upon notice pursuant to Section 4(b) to record owners of the Series A Preferred Shares to be redeemed and the Paying Agent. The Fund will make a payment to the applicable Holders of Series A Preferred Shares of funds sufficient to redeem the specified number of Series A Preferred Shares with respect to a redemption required under subparagraph (a)(ii) of this Section 4, by 3:00 p.m., New York City time, on or prior to the Mandatory Redemption Date, unless the Special Redemption Limitation applies.

 (iv)          The Fund shall redeem all Outstanding Series A Preferred Shares on the Term Redemption Date at the Series A Preferred Share liquidation preference amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Fund, but excluding interest thereon), to, but excluding, the Term Redemption Date.

(b)            In the event of a redemption pursuant to Section 4(a), the Fund will file a notice of its intention to redeem with the Commission under Rule 23c-2 under the 1940 Act or any successor provision to the extent applicable. In addition, the Fund shall deliver a notice of redemption (the “Notice of Redemption”) containing the information set forth below to the Paying Agent and the Holders of Series A Preferred Shares to be redeemed not less than 30 days nor more than 40 days prior to the applicable redemption date. The Notice of Redemption will be addressed to the Holders of Series A Preferred Shares at their addresses appearing on the share records of the Fund. Such Notice of Redemption will set forth (1) the date fixed for redemption, (2) the identity of the Series A Preferred Shares, (3) the redemption price (specifying the amount of accumulated dividends to be included therein and the amount of the redemption premium, if any), (4) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption, (5) the provision of these terms of the Series A Preferred Shares under which redemption shall be made, and (6) if less than all of the Outstanding Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed and the basis upon which the Series A Preferred Shares to be redeemed are to be selected. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

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(c)            Notwithstanding the provisions of paragraph (a) of this Section 4, no Series A Preferred Shares may be redeemed unless all dividends in arrears on the Outstanding Series A Preferred Shares and all shares of beneficial interest of the Fund ranking on a parity with the Series A Preferred Shares with respect to payment of dividends or upon liquidation have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding Series A Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding Series A Preferred Shares.

(d)            Upon payment to the applicable Holders of Series A Preferred Shares of funds sufficient to redeem the number of Series A Preferred Shares to be redeemed on or prior to the date fixed for redemption and the giving of the Notice of Redemption to the Paying Agent and the Holders of the Series A Preferred Shares under paragraph (b) of this Section 4, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Fund has maintained the Series A Preferred Shares Asset Coverage or met the Series A Preferred Shares Basic Maintenance Amount), and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holders to receive the redemption price specified herein, but without any interest or other additional amount. Such redemption price shall be paid by the Fund directly or through the Paying Agent to the Holders and, if applicable, upon written request, the Fund shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (1) the aggregate redemption price of the Series A Preferred Shares called for redemption on such date and (2) such other amounts, if any, to which Holders of Series A Preferred Shares called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Fund upon its written request, after which time the Holders so called for redemption may look only to the Fund for payment of the redemption price and all other amounts, if any, to which they may be entitled.

(e)            To the extent that any redemption for which a Notice of Redemption has been given is not made by reason of the Special Redemption Limitation, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem Series A Preferred Shares shall be deemed to exist when the Fund shall have failed, for any reason whatsoever, to pay to the applicable Holders of Series A Preferred Shares on or prior to the date fixed for redemption the redemption price with respect to any shares for which such Notice of Redemption has been given in accordance with Sections 4(a) and 4(b) hereof. Notwithstanding the fact that the Fund may not have redeemed Series A Preferred Shares for which a Notice of Redemption has been given, dividends may be declared and paid on Series A Preferred Shares and shall include those Series A Preferred Shares for which Notice of Redemption has been given but for which deposit of funds has not been made.

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(f)             All moneys paid to the Paying Agent for payment of the redemption price of Series A Preferred Shares called for redemption shall be held in trust by the Paying Agent for the benefit of Holders of Series A Preferred Shares to be redeemed.

(g)             Except for the provisions described above, nothing contained in these terms of the Series A Preferred Shares limits any right of the Fund to purchase or otherwise acquire any Series A Preferred Shares at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, (1) there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any Series A Preferred Shares for which Notice of Redemption has been given, (2) the Fund is in compliance with the Series A Preferred Shares Asset Coverage and Series A Preferred Shares Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof and (3) the purchase is made by the Fund pro rata, so as not to discriminate unfairly against any Holder of the Series A Preferred Shares at the time outstanding. If fewer than all the Outstanding Series A Preferred Shares are redeemed or otherwise acquired by the Fund, the Fund shall give notice of such transaction to the Paying Agent in accordance with the procedures agreed upon by the Board of Trustees.

(h)            In the case of any redemption pursuant to this Section 4, only whole Series A Preferred Shares shall be redeemed, and in the event that any provision of the Declaration of Trust would require redemption of a fractional share, the Fund or the Paying Agent, as applicable, shall be authorized to round up so that only whole shares are redeemed.

(i)             Notwithstanding anything herein to the contrary, the Board of Trustees may authorize, create or issue any class or series of shares of beneficial interest, including other series of mandatorily redeemable Preferred Shares, ranking on a parity with the Series A Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, to the extent permitted by the 1940 Act, if (1) upon issuance, the Fund would meet the Series A Preferred Shares Asset Coverage and the Series A Preferred Shares Basic Maintenance Amount and (2) in the event the statement of preferences creating such new series of Preferred Shares provide for a requirement that the Fund redeem the Preferred Shares if the Fund fails to satisfy a particular asset coverage ratio or basic maintenance amount that is greater than the Series A Preferred Shares Asset Coverage and the Series A Preferred Shares Basic Maintenance Amount, respectively, then the Fund shall also offer to redeem the Series A Preferred Shares substantially simultaneously on the same terms in the same proportion as such shares of Preferred Shares are redeemed.

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Section 5.     Voting Rights.

(a)            Except as otherwise provided in the Declaration of Trust, this Statement of Preferences, a resolution of the Board of Trustees or as otherwise required by law, (i) each Holder of Series A Preferred Share shall be entitled to one vote for each Series A Preferred Share held by such Holder on each matter submitted to a vote of shareholders of the Fund, and (ii) the holders of outstanding Preferred Shares, including Outstanding Series A Preferred Shares, and of outstanding Common Shares shall vote together as a single class; provided, however, that the holders of outstanding Preferred Shares, including Outstanding Series A Preferred Shares, shall be entitled, voting as a separate class on a one-vote-per-share basis (to the exclusion of the Holders of Common Shares and of all other securities of the Fund), to elect two Trustees of the Fund at all times. In accordance with the Declaration of Trust, Trustees elected by the Holders of outstanding Preferred Shares will be elected to serve three-year terms. Subject to Section 5(b), the Holders of outstanding Common Shares and Preferred Shares, including Series A Preferred Shares, voting together as a single class, shall elect the balance of the Trustees.

(b)            During any period in which any one or more of the conditions described in clauses (A) or (B) of this Section 5(b) shall exist (such period being referred to herein as a “Voting Period”), the number of Trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two Trustees elected by the Holders of Preferred Shares, including Series A Preferred Shares, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the Holders of Preferred Shares, including Series A Preferred Shares, shall be entitled, voting as a separate class on a one-vote-per-share basis (to the exclusion of the Holders of Common Shares and of all other securities of the Fund), to elect such smallest number of additional Trustees, together with the two Trustees that such Holders are in any event entitled to elect. A Voting Period shall commence: (A) if, at the close of business on any dividend payment date for any outstanding Preferred Share including any Outstanding Series A Preferred Share, accumulated dividends (whether or not earned or declared) on such outstanding share of Preferred Shares equal to at least two (2) full years’ dividends shall be due and unpaid; or (B) if at any time Holders of Preferred Shares are otherwise entitled under the 1940 Act to elect a majority of the Board of Trustees.

Upon the termination of a Voting Period, the voting rights described in this Section 5(b) shall cease, subject always, however, to the revesting of such voting rights in the Holders of Preferred Shares upon the further occurrence of any of the events described in this Section 5(b).

(c)            As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional Trustees as described in paragraph (b) of this Section 5, at the request of any Holder, the Fund shall call a special meeting of such holders, and mail a notice of such special meeting to such holders, such meeting to be held not less than ten (10) or more than thirty (30) calendar days after the date of mailing of such notice. If the Fund fails to send such notice or if a special meeting is not called at the expense of the Fund, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of Preferred Shares held during a Voting Period at which Trustees are to be elected, such holders, voting as a separate class (to the exclusion of the holders of all classes of shares of beneficial interest of the Fund that are not Preferred Shares), shall be entitled to elect the number of Trustees prescribed in paragraph (b) of this Section 5 on a one-vote-per-share basis.

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(d)            The terms of office of all persons who are Trustees of the Fund at the time of a special meeting of Holders of the Series A Preferred Shares and holders of other Preferred Shares to elect Trustees shall continue, notwithstanding the election at such meeting by the Holders of the Series A Preferred Shares and such holders of other Preferred Shares of the number of Trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Trustees elected by such holders and the remaining incumbent Trustees, shall constitute the duly elected Trustees of the Fund.

(e)            Simultaneously with the termination of a Voting Period, the terms of office of the additional Trustees elected by the Holders of the Series A Preferred Shares and holders of other Preferred Shares pursuant to paragraph (b) of this Section 5 shall terminate, the number of Trustees constituting the Board of Trustees shall decrease accordingly, the remaining Trustees shall constitute the Trustees of the Fund and the voting rights of such holders to elect additional Trustees pursuant to paragraph (b) of this Section 5 shall cease, subject to the provisions of the last sentence of paragraph (b) of this Section 5.

(f)             Unless a higher percentage is provided for in the Declaration of Trust, the affirmative vote of the Holders of a majority of the outstanding Preferred Shares determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

 (i)            amend, alter or repeal (including by merger, consolidation or otherwise) any of the preferences, rights or powers of such class of Preferred Shares so as to affect materially and adversely such preferences, rights or powers as defined in Section 5(f)(iii) below and will not amend any provision of this Statement, the Declaration of Trust or the Bylaws in a manner which would restrict or limit the ability of the Fund to comply with the terms and provisions of the Securities Purchase Agreement;

 (ii)            amend, alter or repeal (including by merger, consolidation or otherwise) any of the provisions of the Declaration of Trust or Bylaws if such amendment, alteration or repeal would adversely affect any privilege, preference, right or power of the Series A Preferred Shares;

 (iii)            create, authorize or issue shares of any class of shares of beneficial interest ranking senior to or on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of beneficial interest ranking senior to or on a parity with the Preferred Shares or reclassify any authorized shares of beneficial interest of the Fund into any shares ranking senior to or on a parity with the Preferred Shares (except that, notwithstanding the foregoing, but subject to the provisions of Section 4(i), the Board of Trustees, without the vote or consent of the holders of the Preferred Shares may from time to time authorize, create and classify, and the Fund, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of Preferred Shares, including other series of mandatorily redeemable Preferred Shares, ranking on a parity with the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, and may authorize, reclassify and/or issue any additional Series A Preferred Shares, including shares previously purchased or redeemed by the Fund, subject to (1) continuing compliance by the Fund with the Series A Preferred Shares Asset Coverage requirement and Series A Preferred Shares Basic Maintenance Amount and (2) the payment in full of all accrued and unpaid dividends on the Series A Preferred Shares and the effectuation of all redemptions required in respect of the Series A Preferred Shares, in each case, without regard to the Special Redemption Limitation in Section 4(a)(iii), except to the extent the proceeds of the issuance of such Preferred Shares are used to pay such dividends in full and to effect all such redemptions);

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 (iv)            enter into, become a party to, be bound by or adopt or allow to exist any agreement or instrument or any evidence of indebtedness which contains restrictive covenants intended to limit the right of the Fund to make dividends, distributions, redemptions or repurchases of Series A Preferred Shares (each a “Restricted Payment Covenant”) which are more restrictive than the most restrictive of the provisions of Section 7.4 of the Credit Agreement as such Credit Agreement as is in effect on December 18, 2025 (other than Restricted Payment Covenants that are more restrictive as a result of (1) a change in the laws or regulations or the Rating Agency Guidelines to which the Fund is subject or (2) dividends, distributions, redemptions or repurchases of Preferred Shares being blocked or restricted as a result of the occurrence of any default or event of default as such terms are defined under any such agreement or instrument);

 (v)            liquidate or dissolve the Fund;

 (vi)            create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Fund’s assets as a whole, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness senior to the Series A Preferred Shares or arising in connection with any futures contracts or options thereon, interest rate swap or cap transactions, forward rate transactions, put or call options, short sales of securities or other similar transactions, (D) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (vii) below and (E) liens to secure payment for services rendered, including, without limitation, services rendered by the Fund’s custodian and the Paying Agent; and

 (vii)            create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness, except the Fund may borrow and issue indebtedness as may be permitted by the Fund’s investment restrictions or as may be permitted by the 1940 Act; provided, however, that transfers of assets by the Fund subject to an obligation to repurchase shall not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Fund meets the Series A Preferred Shares Basic Maintenance Amount; and

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 (viii)            create, authorize or issue any shares of beneficial interest of the Fund which are senior to the Series A Preferred Shares with respect to the payment of dividends, the making of redemptions, liquidation preferences or the distributions of assets of the Fund.

(g)            The affirmative vote of the holders of a 1940 Act Majority of the Outstanding Preferred Shares, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act.

(h)            The affirmative vote of the Holders of a 1940 Act Majority of the Series A Preferred Shares, voting separately as a series, shall be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of the Series A Preferred Shares in a manner different from that of other separate series of classes of the Fund’s Preferred Shares. The vote of holders of any shares described in this Section 5(h) will in each case be in addition to a separate vote of the requisite percentage of Common Shares and/or Preferred Shares, if any, necessary to authorize the action in question.

(i)             Subject to the last sentence of this paragraph, the rights of the Series A Preferred Shares or the Holders thereof, including, without limitation, the interpretation or applicability of any or all covenants or other obligations of the Fund contained herein or of the definitions of the terms contained herein, all such covenants, obligations and definitions having been adopted pursuant to Rating Agency Guidelines, may from time to time be modified, altered or repealed by the Board of Trustees in its sole discretion, based on a determination by the Board of Trustees upon the request of a Rating Agency that such action is necessary or appropriate in connection with obtaining or maintaining the rating of any Rating Agency with respect to the Series A Preferred Shares or revising the Fund’s investment restrictions or policies consistent with guidelines of any Rating Agency, and any such modification, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Series A Preferred Shares or the Holders thereof, provided that the Board of Trustees receives written confirmation from each relevant Rating Agency (with such confirmation in no event being adopted in connection with another Rating Agency’s rating of the Series A Preferred Shares) that any such modification, alteration or repeal would not adversely affect the rating then assigned by such Rating Agency. Notwithstanding the foregoing, in the event the Fund has been requested by a Rating Agency to take any action with respect to the Series A Preferred Shares to maintain the rating of such Rating Agency thereon and such action would require the vote of the Holders of the Series A Preferred Shares, if the Fund shall give written notice of such request in reasonable detail of such action by the Rating Agency in writing to each Holder of the Series A Preferred Shares by delivery by nationally recognized courier service of hard copies and only if such “courier” receives written acknowledgement of receipt by such Holder (such notice being referred to as the “Fund Request”), a Holder shall be deemed to have agreed to the matters requested by the Fund in such Fund Request if such Holder does not object to the Fund Request within 30 days after receipt of the Fund Request.

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The terms of the Series A Preferred Shares are subject to the Rating Agency Guidelines, as reflected in a written document and as amended from time to time by the respective Rating Agency, for so long as the Series A Preferred Shares are then rated by the applicable Rating Agency. Such Rating Agency Guidelines may be amended by the respective Rating Agency without the vote, consent or approval of the Fund, the Board of Trustees and any holder of shares of Preferred Shares of any series, or any other shareholder of the Fund.

(j)             Unless otherwise required by law, Holders of Series A Preferred Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of Series A Preferred Shares shall have no rights to cumulative voting.

(k)            The foregoing voting provisions will not apply with respect to the Series A Preferred Shares if, at or prior to the time when a vote is required, such shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(l)             Any vote, amendment, waiver or consent granted or to be effected by any Holder of Series A Preferred Shares that has agreed to transfer such Series A Preferred Shares to the Fund or any Affiliate of the Fund and has agreed to provide such waiver, vote, amendment or consent as a condition to such transfer shall be void and of no effect except as to such Holder.

Section 6.    Liquidation Rights.

(a)            Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Series A Preferred Shares then Outstanding, together with holders of shares of any Preferred Shares then outstanding ranking on a parity with the Series A Preferred Shares upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of the Fund (or the proceeds thereof) available for distribution to its shareholders after satisfaction of claims of creditors of the Fund, but before any distribution or payment shall be made in respect of the Common Shares, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series A Preferred Shares shall be $25.00 per share, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full. No redemption premium shall be paid upon any liquidation even if such redemption premium would be paid upon optional or mandatory redemption of the relevant shares. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the DSTA, amounts that would be needed, if the Fund were to be dissolved at the time of distribution, to satisfy the liquidation preference of the Series A Preferred Shares will not be added to the Fund’s total liabilities.

(b)            If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all outstanding Preferred Shares shall be insufficient to permit the payment in full to holders of the amounts to which they are entitled, then the available assets shall be distributed among the holders of all outstanding Preferred Shares ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.

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(c)            Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, until payment in full is made to the holders of Outstanding Preferred Shares, including the Series A Preferred Shares, of the liquidation distribution to which they are entitled, (1) no dividend or other distribution shall be made to the holders of Common Shares or any other class of shares of beneficial interest of the Fund ranking junior to the Preferred Shares upon dissolution, liquidation or winding up and (2) no purchase, redemption or other acquisition for any consideration by the Fund shall be made in respect of the Common Shares or any other class of shares of beneficial interest of the Fund ranking junior to the Preferred Shares upon dissolution, liquidation or winding up.

(d)            A consolidation, reorganization or merger of the Fund with or into any company, trust or other legal entity, or a sale, lease or exchange of all or substantially all of the assets of the Fund in consideration for the issuance of equity securities of another company, trust or other legal entity shall not be deemed to be a liquidation, dissolution or winding up, whether voluntary or involuntary, for the purposes of this Section 6.

(e)            After the payment to the holders of Preferred Shares of the full preferential amounts provided for in this Section 6, the holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Fund.

(f)             Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with Series A Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, after payment shall have been made in full to the Holders of the Series A Preferred Shares as provided in paragraph (a) of this Section 6, but not prior thereto, any other series or class or classes of stock ranking junior to Series A Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Series A Preferred Shares shall not be entitled to share therein.

Section 7.    Certain Other Restrictions. If the Rating Agency Guidelines require the Fund to receive a prior written confirmation that certain actions would not impair the rating then assigned by the Rating Agency to the Series A Preferred Shares, then the Fund will not engage in such actions unless it has received written confirmation from such Rating Agency that such actions would not impair the rating then assigned by such Rating Agency.

Section 8.    Compliance Procedures for Asset Maintenance Tests. For so long as any Series A Preferred Shares are Outstanding and Moody’s or any Other Rating Agency which so requires is then rating such shares, the Fund shall deliver to each Rating Agency which is then rating Series A Preferred Shares and any other party specified in the Rating Agency Guidelines all certificates that are set forth in the respective Rating Agency Guidelines at such times and containing such information as set forth in the respective Rating Agency Guidelines.

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Section 9.   Notice. All notices and communications provided for hereunder shall be in accordance with these terms of the Series A Preferred Shares or, as applicable, by the DSTA for notices of shareholders’ meetings.

Section 10.    Waiver. To the extent permitted by Delaware law, holders of a 1940 Act Majority of the outstanding Preferred Shares, acting collectively or voting separately from any other series, may by affirmative vote waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Trustees.

Section 11.    Termination. If no Series A Preferred Shares are Outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Fund under these terms of the Series A Preferred Shares, shall terminate.

Section 12.    Facts Ascertainable Outside Declaration of Trust. Subject to the provisions of these terms of the Series A Preferred Shares, the Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by these terms of the Series A Preferred Shares or required by applicable law), modify these terms of the Series A Preferred Shares to reflect any modification hereto which the Board of Trustees is entitled to adopt pursuant to the terms of Section 5(j) hereof or otherwise without shareholder approval. To the extent permitted by applicable law, the Board of Trustees may interpret, modify or adjust the provisions of these terms of the Series A Preferred Shares to resolve any inconsistency or ambiguity or to remedy any defect.

Section 13.    Definitions. As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time.

“1940 Act Majority” has the meaning set forth in Section 5(f) hereof.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Fund.

“Agency Discounted Value” means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor.

“Applicable Rate” means 5.525% per annum, as adjusted (if applicable in accordance with Section 3(c)(i) hereof).

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“Asset Coverage Cure Date” has the meaning set forth in Section 4(a)(ii).

“Board of Trustees” or “Board” means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means (a) for the purposes of an optional redemption pursuant to Section 4(a)(i) only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Statement of Preferences, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Bylaws” means the Amended and Restated By-Laws of the Fund dated December 8, 2020, as may be amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the common shares of beneficial interest, par value $0.001 per share, of the Fund.

“Fund” has the meaning set forth in the preamble hereof.

“Fund Request” has the meaning set forth in Section 5(j).

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of September 4, 2024, as amended, among the Fund, BNP Paribas Securities Corp., as administrative agent, and the lenders that are party thereto.

“Cure Date” has the meaning set forth in Section 4(a)(ii) hereof.

“Declaration of Trust” has the meaning set forth in the preamble hereof.

“Default” has the meaning set forth in Section 3(c)(ii) hereof.

“Default Period” has the meaning set forth in Section 3(c)(ii) hereof.

“Default Rate” means, with respect to the Series A Preferred Shares, for any calendar day, the Applicable Rate in effect on such day (without adjustment for any credit rating change on the Series A Preferred Shares) plus 5% per annum.

“Default Rate Cure Period” has the meaning set forth in Section 3(c)(iii) hereof.

“DSTA” means the Delaware Statutory Trust Act, as amended

“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below:

(1)            cash or any cash equivalent;

(2)            any U.S. Government Obligation;

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(3)            any repurchase agreement collateralized by U.S. Government Obligations issued by any bank or other financial institution;

(4)            any security that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to securities with substantially similar terms as of the date of these terms of the Series A Preferred Shares (or such rating’s future equivalent);

(5)            any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act;

(6)            any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of similar banks or other financial institutions as of the date of these terms of the Series A Preferred Shares (or such rating’s future equivalent); or

(7)            any security traded on a national securities exchange and issued by a master limited partnership or any entity controlling, controlled by, or under common control with, such master limited partnership with a market capitalization in excess of $300 million.

“Dividend Default” has the meaning set forth in Section 3(c)(ii) hereof.

“Dividend Payment Date” with respect to the Series A Preferred Shares will be paid quarterly on March 31, June 30, September 30 and December 31 in each year (or, in each case, if such date is not a business day, the next succeeding business day), commencing on December 31, 2025.

“Dividend Period” means, with respect to the Series A Preferred Shares, the Initial Dividend Period and each subsequent period from but excluding a Quarterly Dividend Date and ending on and including the next following Quarterly Dividend Date.

“Dividend Rate” has the meaning set forth in Section 3(c)(i) hereof.

“Eligible Assets” means Moody’s Eligible Assets (if Moody’s is then rating any series of Preferred Shares) and/or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the Series A Preferred Shares), whichever is applicable.

“Holder” means, with respect to Series A Preferred Shares, the registered holder of Series A Preferred Shares as the same appears on the share ledger or share records of the Fund.

“Initial Dividend Period” has the meaning set forth in the second full paragraph under the heading “Designation” above.

“Mandatory Redemption Date” has the meaning set forth in Section 4(a)(iii) hereof.

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“Market Value” means the market value of an asset of the Fund determined as follows: Equity securities that are traded on an exchange are valued at the last quoted sale price on the principal exchange on which the security is traded at the “Valuation Time.” The Valuation Time is as of the close of regular trading on the New York Stock Exchange (usually 4:00 p.m. Eastern Time). In the absence of a sale price, the security is valued at the mean of the bid/ask quoted at the close on the principal exchange on which the security is traded. Securities traded on NASDAQ are valued at the NASDAQ official closing price. Foreign equity securities that are traded on foreign exchanges that close prior to the Valuation Time are valued by applying fair valuation factors to the last sale price. Fair valuation factors are provided by an independent pricing service provider. If the independent pricing service provider is unable to provide a fair valuation factor, or if the fair valuation factor falls below a predetermined threshold, the security is valued at the last sale price. Long-term debt and other fixed-income securities are valued at the last quoted or evaluated bid price on the valuation date provided by an independent pricing service provider. If there are no current day bids, the security is valued at the previously applied bid. Short-term debt securities (such as commercial paper, and US treasury bills) having a remaining maturity of 60 days or less are valued at the last quoted or evaluated bid price on the valuation date provided by an independent pricing service, or on the basis of amortized cost, if it represents the best approximation of fair value. In the event that a security’s market quotations are not readily available or are deemed unreliable by the Fund’s investment adviser, the fair value of a security is determined by the Fund’s investment adviser, taking into account the relevant factors and surrounding circumstances using the valuation policies and procedures approved by the Board.

“Moody’s” means Moody’s Investors Service, Inc. and its successors at law.

“Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with Moody’s ratings then assigned on the Preferred Shares.

“Moody’s Eligible Assets” means the assets of the Fund set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with Moody’s ratings then assigned on the Series A Preferred Shares.

“Moody’s Guidelines” mean the guidelines provided by Moody’s, as may be amended from time to time, in connection with Moody’s ratings then assigned on the Series A Preferred Shares.

“Notice of Redemption” means any notice with respect to the redemption of Series A Preferred Shares pursuant to Section 4(b).

“NRSRO” means any of Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody's Investors Service, Inc. or S&P Global Ratings, a division of S&P Global, or any of their successors at law or another nationally recognized statistical rating organization reasonably approved by the Required Holders.

“Original Issue Date” means December 18, 2025.

“Other Rating Agency” means each NRSRO, if any, other than Moody’s then providing a rating for the Series A Preferred Shares pursuant to the request of the Fund.

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“Other Rating Agency Discount Factor” means the discount factors set forth in the Other Rating Agency Guidelines of each Other Rating Agency for use in calculating the Agency Discounted Value of the Fund’s assets in connection with the Other Rating Agency’s rating of the Series A Preferred Shares.

“Other Rating Agency Eligible Assets” means assets of the Fund designated by any Other Rating Agency as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with such Other Rating Agency’s rating of Series A Preferred Shares.

“Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of Series A Preferred Shares.

“Outstanding” or “outstanding” means, with respect to a series of Preferred Shares, as of any date, the shares of such series theretofore issued by the Fund except, without duplication, any shares of such series theretofore canceled, redeemed or repurchased by the Fund, or with respect to which the Fund has given notice of redemption and paid to the applicable Holders sufficient funds to redeem such shares. Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any of the shares of the Preferred Shares of which the Fund or any Affiliate of the Fund shall be the Holder shall be disregarded and not deemed outstanding, and (B) for purposes of determining the Series A Preferred Shares Basic Maintenance Amount, Series A Preferred Shares held by the Fund shall be disregarded and not deemed outstanding but shares held by any Affiliate of the Fund shall be deemed outstanding.

“Paying Agent” shall mean BOFK, NA.

“Person” or “person” means and includes an individual, a corporation, a partnership, a trust, a company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means any shares of beneficial interest of the Fund, par value $0.001 per share, classified as preferred shares including the Series A Preferred Shares, of the Fund and any other series of such preferred shares now or hereafter issued by the Fund, and any other shares of beneficial interest hereafter authorized and issued by the Fund of a class having priority over any other class as to distribution of assets or payments of dividends.

“Quarterly Dividend Date” means March 31, June 30, September 30 and December 31.

“Rating Agency” means each of Moody’s (if Moody’s is then rating Series A Preferred Shares) and any Other Rating Agency.

“Rating Agency Discount Factor” means the Moody’s Discount Factor (if Moody’s is then rating Preferred Shares) or an Other Rating Agency Rating Agency Discount Factor, whichever is applicable.

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“Rating Agency Guidelines” mean Moody’s Guidelines (if Moody’s is then rating Series A Preferred Shares) and any Other Rating Agency Guidelines (if any Other Rating Agency is then rating Series A Preferred Shares), whichever is applicable.

“Redemption Date” has the meaning set forth in Section 3(c)(ii) hereof.

“Redemption Default” has the meaning set forth in Section 3(c)(ii) hereof.

“Restricted Payment Covenant” has the meaning set forth in Section 5(e)(iv) hereof.

“Senior Securities” shall have the meaning set forth in the first sentence of Section 18(g) of the 1940 Act as in effect on the date of Closing.

“Series A Preferred Shares” means shares of the Series A Mandatorily Redeemable Preferred Shares of the Fund.

“Series A Preferred Shares Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, as in effect on the date of issuance of the Series A Preferred Shares, of at least 225%, with respect to all outstanding Senior Securities, including all outstanding Series A Preferred Shares, determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.

“Series A Preferred Shares Basic Maintenance Amount” means, so long as Moody’s or any Other Rating Agency is then rating any series of the Outstanding Series A Preferred Shares, the maintenance of Eligible Assets with an aggregate Agency Discounted Value at least equal to the basic maintenance amount as provided in the Rating Agency Guidelines; provided, however, if Moody’s or such Other Rating Agency does not incorporate the Basic Maintenance Amount in its Rating Agency Guidelines, the Fund shall be deemed to have Eligible Assets with aggregate Agency Discounted Value in excess of the Basic Maintenance Amount for purposes of this definition.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of December 18, 2025 as amended from time to time of the Fund related to the Series A Preferred Shares.

“Special Redemption Limitation” shall have the meaning set forth in Section 4(a)(iii).

“Term Redemption Date” means December 18, 2030, for the Series A Preferred Shares.

“US. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

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“Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Fund; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which Series A Preferred Shares initially are issued.

“Voting Period” shall have the meaning set forth in Section 5(b) hereof.

Section 14. Interpretation. To the extent the provisions set forth in this Statement conflict with the provisions of the Existing Declaration of Trust (including any amendments thereto) with respect to any such rights, powers and privileges with respect to the Series A Preferred Shares, this Statement shall control. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained herein, unless specifically identified otherwise.

(a)            The Series A Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

(b)            This Statement of Preferences has been approved by the Board of Trustees in the manner and by the vote required by law.

(c)            The undersigned Vice President of the Fund acknowledges this Statement of Preferences to be the corporate act of the Fund and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Statement of Preferences is executed on behalf of the Fund by its Vice President and attested to by its Secretary on this 18th day of December, 2025.

Attest:	ABRDN INCOME CREDIT STRATEGIES FUND

/s/ Megan Kennedy	/s/ Heather Hasson
Megan Kennedy	Heather Hasson
Secretary and Vice President	Vice President